Exhibit 99.1

TRILLIUM THERAPEUTICS INC. 2019
INDUCEMENT STOCK OPTION PLAN

1.	Purpose of Plan

The purpose of the Trillium Therapeutics Inc. (the “Corporation”) 2019 Inducement Stock Option Plan (the “Plan”) is to enable the Corporation to grant options (“Options”) to acquire common shares (“Common Shares”) in the capital of the Corporation to individuals who have not previously been an employee or a non-employee director of the Corporation or any of its subsidiaries (or who have had a bona fide period of non-employment with the Corporation and its subsidiaries) to induce them to accept employment with the Corporation or one of its Eligible Subsidiaries (as defined below) and to provide them with a proprietary interest in the Corporation. It is anticipated that providing such persons with a direct stake in the Corporation’s future will closely align their personal interests with those of the shareholders of the Corporation. The Corporation intends that the Plan be reserved solely for persons to whom the Corporation may issue securities without shareholder approval as an inducement pursuant to Rule 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market (“NASDAQ”).

2.	Administration

The Plan shall be administered by the Board of Directors of the Corporation which shall have full and final authority and discretion, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan, subject to the rules and policies of any exchange or quotation system upon which the Corporation’s Common Shares are listed or quoted including the Toronto Stock Exchange (“TSX”) and NASDAQ (the “Exchange Rules”). The Board of Directors may delegate any or all of its authority and discretion with respect to the administration of the Plan to the committee of the Board of Directors to which responsibility for executive compensation is delegated and when used hereafter in the Plan, “Board of Directors” shall be deemed to include such committee. Anything to the contrary in the foregoing notwithstanding, in order to comply with the requirements of the exception to the shareholder approval requirements contemplated under Rule 5635(c)(4) of the Marketplace Rules of NASDAQ, Options granted hereunder shall be approved by a majority of the members of the Board of Directors who meet the requirements of an Independent Director, as defined in Rule 5605(a)(2) of the Marketplace Rules of NASDAQ.

3.	Number of Shares Under Plan

The number of authorized but unissued Common Shares that may be issued upon the exercise of Options granted under the Plan at any time, plus the number of Common Shares reserved for issuance under outstanding Options otherwise granted by the Corporation (collectively, the “Optioned Shares”) shall not exceed 3,000,000 Common Shares.

Any exercise of Options will not make new grants available under the Plan. However, if Options granted to an individual under the Plan in respect of certain Optioned Shares expire or terminate for any reason with or without having been exercised, such Optioned Shares may be made available for other Options to be granted under the Plan.

4.	Eligibility

Options may be granted under the Plan to any individual who was not previously an employee or a non-employee director of the Corporation or any of its subsidiaries (or who has had a bona fide period of non-employment with the Corporation and its subsidiaries) who is hired as a full or part-time employee by the Corporation or one of its subsidiaries (meeting the requirements of an “affiliate” within the meaning of Rule 405 of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act,” an such subsidiary, an “Eligible Subsidiary”)), and for whom a grant is being made as an inducement material to the individual’s entering into such employment (collectively, the “Participants”). Subject to the provisions of the Plan, the total number of Optioned Shares to be made available under the Plan and to each Participant, the time or times and price or prices at which Options shall be granted, the time or times at which such Options are exercisable and any conditions or restrictions on the exercise of Options shall be in the full and final discretion of the Board of Directors.

Notwithstanding the expiration date applicable to any Option, if an Option would otherwise expire during or immediately after a Black-out Period, then the expiration date of such Option shall be the tenth business day following the expiration of the Black-out Period. Where used herein, “Black-out Period” means the period during which the Corporation has imposed trading restrictions on its insiders and certain other persons pursuant to its insider trading and disclosure policies.

5.	Terms and Conditions

All Options under the Plan shall be granted upon and subject to the terms and conditions hereinafter set forth.

(a)	Exercise Price

The exercise price payable in respect of each Optioned Share may not be lower than the closing trading price of the Common Shares on the TSX or NASDAQ, as specified by the committee in the Option award (the “Exchange”) on the trading day immediately preceding the date of grant.

(b)	Option Agreement

All Options granted under the Plan shall be evidenced by means of an agreement (the “Option Agreement”) between the Corporation and each Participant in a form as may be approved by the Board of Directors, such approval to be conclusively evidenced by the execution of the Option Agreement by any senior officer or director of the Corporation other than the Participant. The Corporation shall represent in each Option Agreement that the Participant is a bona fide employee of the Corporation.

(c)	Length of Grant and Vesting

Subject to Section 4, each Option granted under the Plan shall expire not later than the 10th anniversary of the date such Option was granted and may be exercised by the Participant subject to such vesting (if any), during the term thereof as the Board of Directors shall determine (“Option Period”).

(d)	Non-Assignability of Options

An Option granted under the Plan shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by a Participant other than to “permitted assigns” as such term is defined in National Instrument 45-106 - Prospectus Exemptions (and in any event only to the extent that any such permitted assign meets the requirements of a “family member” of the Participant, as defined in the General Instructions to Form S-8 Registration Statement under the U.S. Securities Act, and the Option is not transferred for value) or by will or other testamentary instrument or the laws of succession and may be exercisable during the lifetime of the Participant only by such Participant.

(e)	Right to Postpone Exercise

Each Participant, upon becoming entitled to exercise an Option in respect of any Optioned Shares in accordance with an Option Agreement, shall thereafter be entitled to exercise the Option to purchase such Optioned Shares at any time prior to the expiration or other termination of the Option Agreement or the Option rights granted thereunder in accordance with such agreement.

(f)	Exercise and Payment

Any Option granted under the Plan may be exercised by a Participant or the legal representative of a Participant by giving notice to the Corporation specifying the number of Common Shares in respect of which such Option is being exercised, accompanied by payment (by cash or certified cheque payable to the Corporation) of the entire exercise price (determined in accordance with the Option Agreement) for the number of Common Shares specified in the notice. Upon any such exercise of an Option by a Participant, the Corporation shall promptly deliver to such Participant or the legal representative of such Participant, as the case may be, a share certificate in the name of such Participant or the legal representative of such Participant, as the case may be, representing the number of Common Shares specified in the notice.

If the Corporation is required under the Income Tax Act (Canada) or any other applicable law to remit to any governmental authority an amount on account of tax on the value of any taxable benefit associated with the exercise or disposition of Options by a Participant, then the Participant shall, concurrently with the exercise or disposition:

(i)

pay to the Corporation, in addition to the exercise price for the Options, if applicable, sufficient cash as is determined by the Corporation to be the amount necessary to fund the required tax remittance;

(ii)

where the Corporation so agrees, authorize the Corporation, on behalf of the Participant, to sell in the market on such terms and at such time or times as the Corporation determines such portion of the Common Shares being issued upon exercise of the Options as is required to realize cash proceeds in the amount necessary to fund the required tax remittance; or

(iii)	make other arrangements acceptable to the Corporation to fund the required tax remittance.

(g)	Rights of Participants

The Participants shall have no rights whatsoever as shareholders in respect of any of the Optioned Shares (including, without limitation, any right to receive dividends or other distributions therefrom, voting rights, warrants or rights under any rights offering) other than in respect of Optioned Shares for which Participants have exercised their Option to purchase and which have been issued by the Corporation.

(h)	Change of Control

The term “Change of Control” shall mean any one or a combination of:

(i)

any transaction at any time and by whatever means pursuant to which (A) the Corporation goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of Corporation voting securities immediately prior to such corporate transaction or reorganization or (B) any Person or any group of two or more Persons acting jointly or in concert (other than the Corporation, a wholly-owned Subsidiary (as defined in the Securities Act (Ontario)) of the Corporation, an employee benefit plan of the Corporation or of any of its wholly-owned Subsidiaries, including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect “beneficial ownership” (as defined by the Business Corporations Act (Ontario)) of, or acquires the right to exercise control or direction over, securities of the Corporation representing 50% or more of the Corporation’s then issued and outstanding securities in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Corporation with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)	the sale, assignment or other transfer of all or substantially all of the assets of the Corporation to a Person other than a wholly-owned Subsidiary of the Corporation;

(iii)

the dissolution or liquidation of the Corporation except in connection with the distribution of assets of the Corporation to one or more Persons which were wholly-owned Subsidiaries of the Corporation immediately prior to such event;

(iv)

the occurrence of a transaction requiring approval of the Corporation’s shareholders whereby the Corporation is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any Person other than a wholly-owned Subsidiary of the Corporation (and other than a short form amalgamation or exchange of securities with a wholly-owned Subsidiary of the Corporation); or

(v)	the Board of Directors passes a resolution to the effect that, for the purposes of some or all of the Option Agreements, an event set forth in (i), (ii), (iii) or (iv) above has occurred.

Notwithstanding any other provision of the Plan, in the event of a Change of Control, any surviving, successor or acquiring entity will assume any outstanding Options or will substitute similar awards for the outstanding Options. If the surviving, successor or acquiring entity does not assume the outstanding Options or substitute similar awards for the outstanding Options, as determined by the Board of Directors in its sole discretion, the Corporation will give written notice to all Participants advising that the Plan will be terminated effective immediately prior to the Change of Control and all Options will be deemed to be vested Options and may make provision for the exercise of Options and tender of Common Shares in connection with the Change of Control and may otherwise make provision for the cash out or termination of Options that are not exercised within a specified period of time.

(i)	Alterations in Shares

In the event of a share dividend, share split, issuance of Common Shares or instruments convertible into Common Shares (other than pursuant to the Plan) for less than market value, share consolidation, share reclassification, exchange of Common Shares, recapitalization, amalgamation, merger, consolidation, corporate continuance, reorganization, liquidation or the like of or by the Corporation, the Board of Directors may make such adjustment, if any, of the number of Optioned Shares, or of the exercise price, or both, as it shall deem appropriate to give proper effect to such event, including to prevent, to the extent possible, substantial dilution or enlargement of rights granted to Participants under the Plan. In any such event, the maximum number of Common Shares available under the Plan may be appropriately adjusted by the Board of Directors.

Subject to Section 5(h) (in respect of a Change of Control), if because of a proposed merger, amalgamation or other corporate continuance or reorganization, the exchange or replacement of Common Shares in the Corporation for those in another corporation is imminent, the Board of Directors may, in a fair and equitable manner, determine the manner in which all unexercised Option rights granted under the Plan shall be treated including, for example, the time for the fulfilment of any conditions or restrictions on such exercise. All determinations of the Board of Directors under this paragraph (i) shall be full and final.

(j)	Termination for Cause

If a Participant is dismissed as an employee of the Corporation or one of its subsidiaries for cause (as such term is interpreted by the courts of Ontario from time to time, “Cause”), all unexercised Option rights of that Participant under the Plan shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such Participant under the Plan.

(k)	Retirement, Resignation or Termination without Cause

Subject to earlier termination pursuant to Section 5(j) above, if a Participant ceases to be an employee of the Corporation or of one of its subsidiaries as a result of:

(i)	retirement at the normal retirement age prescribed by the Corporation pension plan, if any;

(ii)	resignation; or

(iii)	termination without Cause;

such Participant shall have the right until the earlier of: (i) 120 days (or such other longer period as may be determined by the Board of Directors in its sole discretion or, if longer, the period specified in the Participant’s employment contract) following the Participant’s last day of active employment which shall not include any period of statutory or reasonable notice or any period of deemed employment or salary continuance (“Termination Date”); and (ii) the normal expiry date of the Option rights of such Participant, to exercise the Option under the Plan with respect to all Optioned Shares of such Participant to the extent that they were exercisable on the Termination Date. Upon the expiration of such period, all unexercised Option rights of that Participant shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such Participant under the Plan.

(l)	Disabled Participant

If a Participant ceases to be an employee of the Corporation or of one of its subsidiaries as a result of disability or illness preventing the Participant from performing the duties routinely performed by such Participant, such Participant shall have the right until the earlier of: (i) 180 days following the Termination Date;

and (ii) the normal expiry date of the Option rights of such Participant, to exercise the Option under the Plan with respect to all Optioned Shares of such Participant to the extent they were exercisable on the Termination Date. Upon the expiration of such 180 day period all unexercised Option rights of that Participant shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such Participant under the Plan.

(m)	Deceased Participant

In the event of the death of any Participant, the legal representatives of the deceased Participant shall have the right until the earlier of: (i) one year after the date of death of the Participant; and (ii) the normal expiry date of the Option rights of such Participant, to exercise the deceased Participant’s Option with respect to all of the Optioned Shares of the deceased Participant to the extent they were exercisable on the date of death. Upon the expiration of such period all unexercised Option rights of the deceased Participant shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to the deceased Participant under the Plan.

(n)	Termination without Cause Following a Change of Control

Notwithstanding anything in the Plan to the contrary, if the employment of a Participant is terminated by the Corporation (or its successor, if applicable) without cause or if the Participant resigns in circumstances constituting constructive dismissal, in each case, within 24 months following a Change of Control all of the Participant’s Options, will vest immediately prior to the Termination Date. All vested Options may be exercised until the earlier of: (i) 120 days (or such other longer period as may be determined by the Board of Directors in its sole discretion) following the Termination Date; or (ii) the normal expiry date of the Option rights of such Participant. Upon the expiration of such period, all unexercised Option rights of that Participant shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such Participant under the Plan.

6.	Amendment and Discontinuance of Plan

The Board of Directors has the discretion to make amendments to this Plan and any Options granted hereunder which it may deem necessary, except that no amendment or alteration shall be effective prior to its approval by the shareholders of the Corporation to the extent shareholder approval is otherwise required by applicable legal requirements or under applicable Exchange Rules.

7.	No Further Right

Nothing contained in the Plan nor in any Option granted hereunder shall give any Participant or any other person any interest or title in or to any Common Shares of the Corporation or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever other than as set forth in the Plan and pursuant to the exercise of any Option, nor shall it confer upon the Participants any right to continue as an officer or employee of the Corporation or of its subsidiaries.

8.	Compliance with Laws

The obligations of the Corporation to sell Common Shares and deliver share certificates under the Plan are subject to such compliance by the Corporation and the Participants with all applicable corporate and securities laws and Exchange Rules as the Corporation deems necessary or advisable.

9.	Compliance with Section 409A.

This Section 9 shall apply only to Options granted to Participants who are subject to taxation in the U.S. Options granted hereunder will be designed and operated in such a manner that they are exempt from the application of the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”), such that the grant and exercise of the Options will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Board of Directors. To the extent applicable, the Plan and Option Agreements shall be interpreted in accordance with Section 409A and U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance. Notwithstanding any provision of the Plan to the contrary, in the event that following the date an Option is granted by the Board of Directors determines that the Option may be subject to Section 409A, the Board of Directors may adopt such amendments to the Plan and the applicable Option Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Option, in each case, without the consent of the Participant, that the Board of Directors determines are necessary or appropriate to (a) exempt the Option from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Option, or (b) comply with the requirements of Section 409A and related U.S. Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A if compliance is not practical. Notwithstanding the foregoing, nothing in this Plan or in an Option Agreement shall provide a basis for any person to take any action against the Corporation or any affiliate based on matters covered by Section 409A, including the tax treatment of any Option, and neither the Corporation nor any affiliate will have any liability under any circumstances to the Participant or any other party if the Option that is intended to be exempt from, or compliant with, Section 409A, is not so exempt or compliant or for any action taken by the Board of Directors with respect thereto.

Effective Date: September 25, 2019